Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

For Immediate Release:

BioMarin Announces Fourth Quarter and Full Year 2014 Financial Results

Total BioMarin Revenue Increased 37% to $751 million in 2014

Rolling Submission of NDA for Drisapersen Underway; Acquisition of Prosensa Complete

Financial Highlights ($ in millions, except per share data, unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Total BioMarin Revenue	$230.9	$146.9	57%	$751.0	$548.5	37%
Vimizim Net Product Revenue	36.9	0.1	—	77.3	0.1	—
Naglazyme Net Product Revenue	88.5	68.7	29%	334.4	271.2	23%
Kuvan Net Product Revenue	57.4	45.3	27%	203.0	167.4	21%
Aldurazyme Net Product Revenue	40.9	25.9	58%	105.6	83.6	26%

Non-GAAP Net Loss	$(11.4)	$(15.8)		$(25.9)	$(40.4)
Non-GAAP Net Loss per Share - Basic	$(0.08)	$(0.11)		$(0.18)	$(0.29)
Non-GAAP Net Loss per Share - Diluted	$(0.08)	$(0.11)		$(0.18)	$(0.30)

GAAP Net Loss	$(69.8)	$(62.0)		$(134.0)	$(176.4)
GAAP Net Loss per Share - Basic	$(0.47)	$(0.43)		$(0.92)	$(1.28)
GAAP Net Loss per Share - Diluted	$(0.47)	$(0.44)		$(0.92)	$(1.28)

Cash, cash equivalents and investments				$1,043.1	$1,052.4

SAN RAFAEL, Calif., February 25, 2015 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the fourth quarter and full year 2014, including full year revenues of $751.0 million, a 37% increase over 2013. For the quarter ended December 31, 2014, Non-GAAP net loss declined to $11.4 million ($0.08 per share, basic and diluted) for the fourth quarter of 2014, compared to non-GAAP net loss of $15.8 million ($0.11 per share, basic and diluted) for the fourth quarter of 2013. For the year ended December 31, 2014, non-GAAP net loss was reduced to $25.9 million ($0.18 per share, basic and diluted), compared to non-GAAP net loss of $40.4 million ($0.29 per share, basic and $0.30 per share diluted) for the year ended December 31, 2013

GAAP net loss was $69.8 million ($0.47 per share, basic and diluted) for the fourth quarter of 2014, compared to GAAP net loss of $62.0 million ($0.43 per share basic and $0.44 per share diluted) for the fourth quarter of 2013. GAAP net loss for the year ended December 31, 2014 was $134.0 million ($0.92 per share, basic and diluted), compared to GAAP net loss of $176.4 million ($1.28 per share, basic and diluted) for the year ended December 31, 2013. As of December 31, 2014, BioMarin had cash, cash equivalents and investments totaling $1,043.1 million, as compared to $1,114.7 million on September 30, 2014.

“BioMarin delivered another year of strong results from our five commercialized products. Our accomplishments in 2014 have set the stage for a very productive 2015 both in terms of commercial success and clinical and regulatory milestones,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “The acquisition of Prosensa in January 2015 adds exciting potential products to our rare disease portfolio. Importantly for shareholders, we believe the near-term approval of drisapersen in either the U.S. or Europe will drive us to profitability on a non-GAAP basis in 2017. Of even greater significance, we can now leverage our capabilities getting orphan-drugs approved for the benefit of boys with Duchenne Muscular Dystrophy, who currently have no approved treatment options.”

Net Product Revenue

Total Revenue Growth (in millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
Vimizim	$36.9	$0.1	$36.8	—	$77.3	$0.1	$77.2	—
Naglazyme	88.5	68.7	19.8	29%	334.4	271.2	63.2	23%
Kuvan	57.4	45.3	12.1	27%	203.0	167.4	35.6	21%
Aldurazyme	40.9	25.9	15.0	58%	105.6	83.6	22.0	26%
Firdapse	4.1	4.3	(0.2)	-5%	18.1	16.1	2.0	12%

Net product revenue	227.8	144.3	83.5	58%	738.4	538.4	200.0	37%
Collaborative agreement revenue	0.3	1.1	(0.8)		1.6	3.9	(2.3)
Royalty and license revenue	2.8	1.5	1.3		11.0	6.2	4.8

Total BioMarin revenue	$230.9	$146.9	$84.0	57%	$751.0	$548.5	$202.5	37%

Reconciliation of Aldurazyme Revenues (in millions)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014	2013	$ Change	% Change	2014	2013	$ Change	% Change
Aldurazyme revenue reported by Genzyme	$56.3	$59.5	$(3.2)	-5%	$228.8	$212.4	$16.4	8%

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014	2013	$ Change		2014	2013	$ Change
Aldurazyme Royalties due from Genzyme - Non-GAAP (1)	$27.9	$27.5	$0.4		$97.0	$88.5	$8.5
Net product transfer revenue (2)	13.0	(1.6)	14.6		8.6	(4.9)	13.5

Total Aldurazyme net product revenue - GAAP	$40.9	$25.9	$15.0		$105.6	$83.6	$22.0

(1)	See the “Non-GAAP Financial Information and Reconciliation” included in this press release, for a discussion of the GAAP to Non-GAAP adjustments and Management’s use of Non-GAAP measures.
(2)	To the extent units shipped to third party customers by Genzyme exceed BioMarin inventory transfers to Genzyme, BioMarin will record a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period. Positive net product transfer revenues result in the period if BioMarin transfered more units to Genzyme than Genzyme sold to third-party customers.

2015 Guidance

Revenue Guidance ($ in millions)

Item	2015 Guidance
Total BioMarin Revenues	$840 to $870*
Vimizim Net Product Revenue	$170 to $200
Naglazyme Net Product Revenue	$315 to $340
Kuvan Net Product Revenue	$210 to $230

*	On a constant currency basis, Total BioMarin Revenues in 2015 would have been between $885 and $915

Selected Income Statement Guidance ($ in millions, except percentages)

Item	2015 Guidance
Cost of Sales (% of Total Revenue)	17.0% to 18.0%
Selling, General and Admin. Expense	$360 to $395
Research and Development Expense	$610 to $640
Non - GAAP Net Loss	$(130) to $(170)
GAAP Net Loss	$(360) to $(400)

Acquisition of Prosensa

With the acquisition of Prosensa completed this quarter, BioMarin added to its portfolio multiple orphan-drug candidates, including Prosensa’s exon-skipping product candidate drisapersen for the treatment of Duchenne Muscular Dystrophy (DMD). Drisapersen has Orphan, Fast Track and Breakthrough Therapy designation and is currently under rolling review as part of a New Drug Application (NDA) with the Food and Drug Administration. Drisapersen, a potential first-to-market and best-in-class product for treating a large population of patients with a rare, fatal genetic disease represents up to 10,000 DMD patients. Follow-on products leverage the same technology platform and target an additional 35,000 DMD patients in BioMarin’s commercial territories. All of the pipeline products added to BioMarin’s portfolio through the acquisition leverage a proprietary RNA-modulating technology platform for the treatment of various genotypes of DMD and other genetic disorders. BioMarin expects to complete the NDA submission for drisapersen in April 2015.

Select Development Programs

Drisapersen for the treatment of Duchenne Muscular Dystrophy patients with the exon 51 mutation is currently under rolling review with the FDA. The NDA submission to the FDA is expected to be completed in April 2015 and the Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) is expected to be submitted this summer.

Pegvaliase (PEG PAL) for the treatment of phenylketonuria (PKU) is currently in Phase 3 studies. Results are expected in the first quarter of 2016.

Talazoparib (BMN 673) for the treatment of deleterious germline BRCA mutation metastatic breast cancer is currently in Phase 3 studies. Enrollment completion is expected in the second half of 2015.

Reveglucosidase alfa (BMN 701) for the treatment of late onset Pompe Disease is currently being tested in a Phase 2 switch study. Proof of concept results in 20 first patients is expected in the fourth quarter of 2015.

BMN 111 for the treatment of achondroplasia has enrolled all patients in the Phase 2 study and data from the first three cohorts of the study are expected late in the second quarter of 2015.

BMN 044, BMN 045 and BMN 053 are all currently in pilot Phase 2 studies for the treatment of DMD patients with dystrophin gene deletions of exon 44, 45 and 53, respectively.

Cerliponase alfa (BMN 190) for the treatment of late infantile CLN2 disease, a form of Batten disease, is currently in Phase 1/2 studies. In January 2015, BioMarin shared interim data from nine patients who have been followed for at least six months and up to 15 months. Preliminary data suggest that treatment with cerliponase alfa appears to result in stabilization of the disease compared to the natural history based on a standardized measure of motor and language function. Complete Phase 1/2 results are expected in the fourth quarter of 2015.

IND or equivalent filing for BMN 270 for the treatment of hemophilia A is expected to be completed in the first quarter of 2015.

IND or equivalent filing for BMN 250 for the treatment of MPS IIIB (Sanfilippo B syndrome) is expected to be completed mid-2015.

Non-GAAP Financial Information and Reconciliation

The results for the three months and year ended December 31, 2014 and December 31, 2013 and the guidance for 2015 are all determined in accordance with GAAP except for non-GAAP net loss which is determined on a non-GAAP basis. As used in this release, non-GAAP net loss is based on GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) and further adjusted to also exclude certain non-cash stock compensation expense, non-cash contingent consideration expense and certain other nonrecurring material items (non-GAAP net loss).

The following table presents the reconciliation of GAAP to non-GAAP financial metrics:

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,		Year Ending December 31, 2015 Guidance
	2014	2013	2014	2013
GAAP Net Loss	$(69.8)	$(62.0)	$(134.0)	$(176.4)	$(360.0)-$(400.0)
Interest expense, net	7.6	6.5	30.7	7.4	35.3
Provision for (benefit from) income taxes	4.1	2.6	9.1	(0.1)	(45.0)
Depreciation expense	10.0	6.4	33.3	25.4	38.4
Amortization expense	3.5	2.6	12.5	11.5	12.4

EBITDA Loss	(44.6)	(43.9)	(48.4)	(132.2)	(318.9)-(358.9)
Stock-based compensation expense	32.8	22.7	86.4	64.4	106.1
Contingent consideration expense (1)	0.4	4.6	13.0	14.4	82.8
Non-recurring:
Gain on sale of intangible asset (2)	—	—	(67.5)	—	—
Gain on termination of leases (3)	—	—	(10.1)	—	—
Debt conversion expense (4)	—	0.8	0.7	13.0	—

Non-GAAP Loss	$(11.4)	$(15.8)	$(25.9)	$(40.4)	$(130.0)-$(170.0)

(1)	Represents the expense associated with the change in the fair value of contingent acquisition consideration payable for the period, resulting from changes in estimated probabilities and timing of achieving certain developmental milestones.
(2)	Represents the total sales price of $67.5 million for the Priority Review Voucher, or approximately $54.0 million net of tax.
(3)	Primarily represents the net gain due to the early termination of the Company’s operating lease and the realization of the remaining balance in deferred rent upon acquisition of the San Rafael Corporate Center where the Company’s corporate headquarters are located, as well as early termination of certain other leases related to the Company’s facilities.
(4)	Represents debt conversion expense associated with the early conversion of a portion of our 2017 convertible notes.

BioMarin believes that the non-GAAP information in this press release is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Vimizim, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the Company believes that the additional information enhances investors’ overall understanding of the Company’s business and prospects for the future. Further, the Company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes.

Conference Call Details

BioMarin will host a conference call and webcast to discuss fourth quarter and full year 2014 financial results today, Wednesday, February 25, at 4:30 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

U.S. / Canada Dial-in Number: 877.303.6313

International Dial-in Number: 631.813.4734

Conference ID: 72200117

Replay Dial-in Number: 855.859.2056

Replay International Dial-in Number: 404.537.3406

Conference ID: 72200117

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises five approved products and multiple clinical and pre-clinical product candidates. Approved products include Vimizim® (elosulfase alfa) for MPS IVA, a product wholly developed and commercialized by BioMarin; Naglazyme® (galsulfase) for MPS VI, a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for MPS I, a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Powder for Oral Solution and Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany and Firdapse® (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include pegvaliase (PEGylated recombinant phenylalanine ammonia lyase, formerly referred to as BMN 165 or PEG PAL), which is currently in Phase 3 clinical development for the treatment of PKU, talazoparib (formerly referred to as BMN 673), a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase 3 clinical development for the treatment of germline BRCA breast cancer, reveglucosidase alfa (formerly referred to as BMN 701), a novel fusion protein of insulin-like growth factor 2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase 3 clinical development for the treatment of Pompe disease, BMN 111, a modified C-natriuretic peptide, which is currently in Phase 2 clinical development for the treatment of achondroplasia, cerliponase alfa (formerly referred to as BMN 190), a recombinant human tripeptidyl peptidase-1 (rhTPP1) for the treatment of CLN2 disorder, a form of Batten disease, which is currently in Phase 1, BMN 270, an AAV-factor VIII vector, for the treatment of hemophilia A and BMN 250, a novel fusion of alpha-N-acetyglucosaminidase (NAGLU) with a peptide derived from insulin-like growth factor 2 (IGF2), for the treatment of MPS IIIB. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Vimizim, Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of PEG PAL, BMN 673, BMN 701, BMN 111, BMN 190, BMN 270, BMN 250 and other product candidates; the continued clinical development and commercialization of Vimizim, Naglazyme, Kuvan, Firdapse, Aldurazyme and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the commercialization of Vimizim, Naglazyme, Kuvan, and Firdapse; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to PEG PAL, BMN 673, BMN 701, BMN 111 and BMN 190; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; actual sales of Vimizim, Naglazyme, Kuvan, Firdapse and Aldurazyme; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2013 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme®, Kuvan®, Firdapse® and Vimizim® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2014 and 2013

(In thousands of U.S. dollars, except share and per share amounts)

	December 31, 2014	December 31, 2013(1)

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$875,486	$568,781
Short-term investments	69,706	215,942
Accounts receivable, net (allowance for doubtful accounts: $490 and $529, respectively)	144,472	117,822
Inventory	199,452	162,605
Current deferred tax assets	31,203	30,561
Other current assets	105,310	41,707

Total current assets	1,425,629	1,137,418
Noncurrent assets:
Investment in BioMarin/Genzyme LLC	1,039	816
Long-term investments	97,856	267,700
Property, plant and equipment, net	523,516	319,316
Intangible assets, net	156,578	163,147
Goodwill	54,258	54,258
Long-term deferred tax assets	166,296	145,234
Other assets	65,281	156,171

Total assets	$2,490,453	$2,244,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$235,739	$183,271

Total current liabilities	235,739	183,271
Noncurrent liabilities:
Long-term convertible debt	657,976	655,566
Long-term contingent acquisition consideration payable	38,767	30,790
Other long-term liabilities	30,077	33,392

Total liabilities	962,559	903,019

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at December 31, 2014 and 2013; 149,093,647 and 143,463,668 shares issued and outstanding at December 31, 2014 and 2013, respectively.	149	144
Additional paid-in capital	2,359,744	2,059,101
Company common stock held by Nonqualified Deferred Compensation Plan	(9,695)	(7,421)
Accumulated other comprehensive income	27,466	5,018
Accumulated deficit	(849,770)	(715,801)

Total stockholders’ equity	1,527,894	1,341,041

Total liabilities and stockholders’ equity	$2,490,453	$2,244,060

(1)	December 31, 2013 balances were derived from the audited consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three and Twelve Months Ended December 31, 2014 and 2013

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
REVENUES:
Net product revenues	$227,752	$144,286	$738,416	$538,360
Collaborative agreement revenues	318	1,140	1,592	3,918
Royalty, license and other revenues	2,784	1,447	11,032	6,207

Total revenues	230,854	146,873	751,040	548,485

OPERATING EXPENSES:
Cost of sales	45,818	24,621	129,764	95,742
Research and development	142,067	97,312	461,543	354,780
Selling, general and administrative	99,769	71,809	302,156	235,356
Intangible asset amortization and contingent consideration	1,956	5,441	17,968	18,614
Gain on sale of intangible asset	—	—	(67,500)	—

Total operating expenses	289,610	199,183	843,931	704,492

LOSS FROM OPERATIONS	(58,756)	(52,310)	(92,891)	(156,007)
Equity in the loss of BioMarin/Genzyme LLC	225	(438)	(877)	(1,149)
Interest income	1,644	1,141	5,937	3,083
Interest expense	(9,197)	(7,593)	(36,642)	(10,447)
Debt conversion expense	—	(813)	(674)	(12,965)
Other income	347	638	279	982

LOSS BEFORE INCOME TAXES	(65,737)	(59,375)	(124,868)	(176,503)
Provision for (benefit from) income taxes	4,060	2,615	9,101	(150)

NET LOSS	$(69,797)	$(61,990)	$(133,969)	$(176,353)

NET LOSS PER SHARE, BASIC	$(0.47)	$(0.43)	$(0.92)	$(1.28)

NET LOSS PER SHARE, DILUTED	$(0.47)	$(0.44)	$(0.92)	$(1.28)

Weighted average common shares outstanding, basic	148,202	142,659	146,349	137,755

Weighted average common shares outstanding, diluted	148,202	142,852	146,349	137,755

STOCK-BASED COMPENSATION EXPENSE Total stock-based compensation expense included in the Condensed Consolidated Statements of Operations was as follows: (unaudited):
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Cost of sales	$2,269	$1,197	$6,076	$4,860
Research and development	11,535	8,942	33,835	27,763
Selling, general and administrative	19,047	12,539	46,499	31,753

	$32,851	$22,678	$86,410	$64,376